Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
SHARES OF BENEFICIAL INTEREST OF ZELL CAPITAL
AT A PURCHASE PRICE EQUAL TO $20 PER SHARE

THE OFFER WILL EXPIRE AT 11:59 P.M. EASTERN TIME
ON FEBRUARY 17, 2023 UNLESS THE OFFER IS EXTENDED

To the Shareholders of Zell Capital:

Zell Capital, an internally managed registered closed-end management investment company organized as a Delaware statutory trust (the “Fund,” “our,” “we,” or “us”), is offering to purchase all of its shares of beneficial interest, no par value (“Shares”), at a price equal to $20 per share (the “Purchase Price”). The purpose of this Offer to Purchase is to provide shareholders with liquidity because there is otherwise no public market for our Shares. See Section 2 below. The repurchase offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 P.M., Eastern Time, on February 17, 2023, unless extended (the “Expiration Date”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, and submit it to the Fund with any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NEITHER THE FUND NOR ITS BOARD OF TRUSTEES (THE “BOARD”), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND OR ITS BOARD AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

SHAREHOLDERS SHOULD BE AWARE THAT THE NET ASSET VALUE (“NAV”) OF THE FUND MAY INCREASE OR DECREASE AFTER THEY TENDER THEIR SHARES. TENDERING SHAREHOLDERS WILL NOT PARTICIPATE IN ANY POTENTIAL INCREASES OR DECREASES IN THE NAV OF THE FUND. SHAREHOLDERS WHO DO NOT TENDER THEIR SHARES WILL BECOME PARTICIPANTS IN A PRIVATE FUND AND WILL NO LONGER BE AFFORDED THE PROTECTIONS OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”).

SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is January 20, 2023.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

•        We are offering to purchase all of the Fund’s shares of beneficial interest, no par value, at a price equal to $20 per share. The Fund, as of December 31, 2022 had 35,686.25 Shares issued and outstanding. The Offer is for cash at the Purchase Price.

Why is the Fund making the tender offer?

•        The Offer is designed to provide liquidity to our shareholders because there is otherwise no current public market.

When will the Offer expire, and may the Offer be extended?

•        The Offer will expire at 11:59 P.M., Eastern Time, on February 17, 2023, unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 14 below.

How is the Purchase Price Determined?

•        The Purchase Price will be $20 per share, which was the initial NAV per share for the Fund.

What is the most recent NAV per share?

•        The most recent NAV per share is $4.94, which was determined on October 31, 2022.

Are there conditions to the Offer?

•        Yes. Our obligation to accept for payment and pay for the Shares in the Offer is subject to a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the expiration of the Offer. See Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares?

•        If you own Shares that are registered in your name, you will receive the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto. Once you receive these materials, you should read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us, in proper form (as described in Section 4 below), before 11:59 P.M. Eastern Time, on February 17, 2023 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Fund by 11:59 P.M., Eastern Time, on February 17, 2023 (or if the Offer is extended, the expiration date as extended). See Section 4 below.

May I tender only a portion of the Shares that I hold?

•        Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.

Is there any cost to tender?

•        There is no cost charged by us in connection with this Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

•        Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us, in the manner described in Section 9 below, which must be received by us prior to the expiration of the Offer (including any extension period). In addition, you may withdraw your tendered Shares any time after March 20, 2023 (which is 40 business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

May I place any conditions on my tender of Shares?

•        No.

Is there a limit on the number of Shares I may tender?

•        No.

If I decide not to tender, how will the Offer affect the Shares I hold?

•        Your percentage ownership interest in the Fund will increase, in the immediate term, after completion of the Offer. After completion of the Offer, the Fund intends to deregister under the 1940 Act and then convert to a private fund (See Section 2 below for more details). In order to fund the Offer, the Fund issued convertible notes that will convert to membership interests in the Fund upon the Fund’s conversion to a private fund (See Section 7 below for more details). Upon the conversion of the convertible notes, your percentage ownership in the Fund will decrease. See Section 10 below.

Does the Fund have the financial resources to make payment?

•        Yes. See Section 7 below.

If Shares I tender are accepted by the Fund, when will payment be made?

•        Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

•        For most shareholders, yes. We anticipate that U.S. Shareholders (defined below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted tax basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Please consult your tax advisor as well.

Is the Fund required to complete the Offer and purchase all Shares tendered?

•        Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•        We have reserved the right to reject any and all tenders determined by us not to be in appropriate form. See Section 3, below.

What if I decide not to tender my Shares?

•        You do not need to take any action. As discussed in more detail in Section 2, the Fund intends to deregister under the 1940 Act after the completion of the Offer and convert to a private fund. If you do not tender your shares, you will become a participant in a private fund, and will not be afforded the protections of the 1940 Act.

Does management encourage shareholders to participate in the Offer, and will they participate in the Offer?

•        No. Neither we nor our Board is making any recommendation to tender or not to tender Shares in the Offer, and neither management nor the Board will participate in the Offer. See Section 9 below.

How do I obtain information?

•        Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Zell Capital as follows:

Our website:	zellcapital.com
Telephone:	1-888-484-1944
U.S. mail (Regular):	Zell Capital c/o U.S. Bank Global Fund Services P.O. Box 701 Milwaukee, WI 53201-0701
U.S. mail (Overnight):	Zell Capital c/o U.S. Bank Global Fund Services 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202

If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

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1. Purchase Price; Number of Shares; Expiration Date.

Zell Capital, an internally managed registered closed-end management investment company organized as a Delaware statutory trust, is offering to purchase all of its shares of beneficial interest, no par value, at a price equal to $20 per share. As of December 31, 2022, the Fund had 35,686.25 Shares outstanding. Certain of the holders of record are brokers, dealers, commercial banks, trust companies and other institutions that hold shares in nominee name on behalf of multiple beneficial owners. The purpose of this Offer to Purchase is to provide shareholders with a measure of liquidity because there is otherwise no public market for our Shares. See Section 2 below. The Offer is for cash at the Purchase Price.

If you wish to tender your Shares to be purchased by the Fund, submit the Letter of Transmittal dated January 20, 2023 to the Fund, pursuant to the instructions therein, which has been sent to you.

The Offer will remain open until 11:59 P.M., Eastern Time, on February 17, 2023, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

We will publish a notice to all shareholders if we decide to extend, terminate, supplement or amend the terms of the Offer. If the Offer is scheduled to expire within ten (10) business days from the date we notify you of a significant amendment to the Offer, we also intend to extend the Offer, if necessary, to ensure that the Offer remains open for at least five (5) business days after the date we publish notice of the amendment. To the extent the methodology by which we determine the price at which Shares will be repurchased changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 A.M. through 11:59 P.M., Eastern Time.

2. Purpose of the Offer; Plans or Proposals of the Fund.

The purpose of the Offer is to provide liquidity to our shareholders because there is otherwise no public market for the Shares. As disclosed in the proxy statement filed by the Fund on December 16, 2022 (the “Proxy Statement”), the Board, at a meeting held on August 18, 2022, approved the deregistration of the Fund under the 1940 Act, subject to the approval of the deregistration by holders of a majority of the Fund’s outstanding voting securities (including a majority of outstanding securities not held by private investment funds) (the “Required Vote”). The Board also approved the conversion of the Fund to a limited liability company, and later approved a limited liability company operating agreement to govern the Fund upon its conversion. At a special meeting held on January 3, 2023, the deregistration of the Fund was approved by the Required Vote, and as such, the Fund intends to deregister under the 1940 Act. After deregistration, the Fund intends to convert to a limited liability company and continue operations as a private fund, excluded from the definition of investment company under the 1940 Act pursuant to Section 3(c)(1). As such, the Fund’s shareholders will no longer be afforded the protections of the 1940 Act. After the deregistration and conversion of the Fund, the Fund will no longer be governed by a Board of Trustees, and instead will be managed by its managing member, pursuant to the limited liability company operating agreement. The Proxy Statement, which is attached to Schedule TO as Exhibit (a)(5), contains additional information regarding how the Fund intends to operate as a private fund, and also includes a copy of the Fund’s limited liability company operating agreement.

Other than as set forth above, we do not have any present plans or proposals and are not currently engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of accompanying the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund’s present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (g) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3. Certain Conditions of the Offer.

Shares held of record as of the date of this Offer are eligible to be repurchased pursuant to the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Fund or the value of our Shares, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country that is material to the Fund, (iii) limitation that affects the Fund or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Fund, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in its reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding and you will become a participant in a private fund and will no longer be afforded the protections of the 1940 Act. To participate in the Offer, shareholders must complete and submit the Letter of Transmittal pursuant to the instructions sent to them. Letters of Transmittal may be submitted electronically by following the instructions provided via email.

Letters of Transmittal may be sent directly to the Fund’s Transfer Agent by mail at:

U.S. mail (Regular):	Zell Capital c/o U.S. Bank Global Fund Services P.O. Box 701 Milwaukee, WI 53201-0701
U.S. mail (Overnight):	Zell Capital c/o U.S. Bank Global Fund Services 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202

The Letter of Transmittal must be received by us before 11:59 P.M. Eastern Time on February 17, 2023, when the Offer expires. Shareholders may call 1-888-484-1944 to confirm receipt of the Letter of Transmittal.

THE DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF SUBMITTING BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED. SHAREHOLDERS HAVE THE RESPONSIBILITY TO CAUSE THEIR SHARES TO BE TENDERED, AND THE LETTER OF TRANSMITTAL TO BE PROPERLY COMPLETED AND TIMELY DELIVERED.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and its determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. NEITHER THE FUND, NOR ITS BOARD, IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

To prevent the imposition of U.S. federal backup withholding tax at a rate of 24% on the gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed, and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders, defined below) or otherwise established an exemption from such withholding, must submit the appropriate form to the Fund. See Section 13 below.

5. Withdrawal Rights.

At any time prior to 11:59 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after March 20, 2023 (which is forty (40) business days after the commencement of the Offer), any shareholder may withdraw any amount of the Shares that the shareholder has tendered.

To be effective, a notice of withdrawal of Shares tendered by a shareholder must be timely received by us. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit (a)(1)(C) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. The notice with withdrawal may be sent by mail or submitted electronically. Notices of withdrawal may be submitted electronically by following the instructions provided via email.

Letters of Transmittal may be sent directly to the Fund’s Transfer Agent by mail at:

U.S. mail (Regular):	Zell Capital c/o U.S. Bank Global Fund Services P.O. Box 701 Milwaukee, WI 53201-0701
U.S. mail (Overnight):	Zell Capital c/o U.S. Bank Global Fund Services 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 11:59 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Fund on the terms and subject to the conditions of this Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of a Letter of Transmittal and any other documents required by the Letter of Transmittal (as described in Section 4). Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering shareholder or other payee who has not previously submitted a correct, completed, and signed Form W-9 or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form and provide such properly completed form to us may be subject to U.S. federal backup withholding tax imposed at a rate of 24% on the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 13.

7. Source and Amount of Funds.

The total cost to us of purchasing a maximum of 35,686.25 of our issued and outstanding Shares pursuant to the Offer, assuming a Purchase Price of $20 per Share, would be $713,725. The actual number of Shares that will be repurchased and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. To fund the purchase of Shares validly tendered, we will use any cash on hand and cash obtained through the private offering of convertible notes. One convertible note was issued on August 18, 2022 and subsequent offerings will be made as needed to fund the Offer. The investors in the convertible notes are sophisticated and experienced investors, all of whom are accredited investors (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended) and professional/industry acquaintances of William Zell, the Fund’s Chief Executive Officer. The convertible notes will convert to membership interests in the private fund upon the conversion of the Fund at $20 per unit, and as such it is likely that the convertible note investors will be immediately diluted upon the conversion of their notes to membership units. The convertible note investors are aware of this dilutive effect, but accept this because they are willing to take the risk that in the long term, their investment in the Fund will accrete. The purchase of the convertible notes by the investors was contingent upon the approval of the Fund’s deregistration under the 1940 Act (described in Section 2 — Purpose of the Offer; Plans or Proposals of the Fund), which was approved by shareholders at a special meeting held on January 3, 2023. The Fund does not have any alternative financing arrangements.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Offering is for all outstanding securities of the Fund.

Information about the Fund and reports filed with the Securities and Exchange Commission (the “SEC”) are available, free of charge, on the SEC’s website at www.sec.gov.

9. Interest of Trustees, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

The Trustees and executive officers of the Fund and the aggregate number and percentage of the shares held by each of them beneficially are set forth in the table below.

Summary of Ownership by Executive Officers and Trustees:

The following table sets forth information regarding the beneficial ownership of our shares as of December 31, 2022, in each case including shares which may be acquired by such persons within 60 days, by:

•        each of our executive officers and Trustees; and

•        all of our Trustees and executive officers as a group.

Unless otherwise indicated, the address of all executive officers and trustees is c/o Zell Capital, 175 S. Third, Suite 200, Columbus, Ohio 43215.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Trustees:
William L. Zell	2,050	5.7%

Independent Trustees:
R. Jeffrey Young	0	0%
Lindsay Karas Stencel	0	0%

Officers Who Are Not Trustees
Michelle Murcia	100	0.3%
Hope Newsome	0	0%
All Trustees and Officers as a group	2,150	6%

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(1)      Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

During the 60 days prior to December 31, 2022, the Fund has not issued any shares. Based upon our records and upon information provided to us, there have not been any other transactions in shares that as of December 31, 2022 were effected during such period by any of our Trustees or executive officers, any person controlling the Fund, any Trustee or executive officer of any corporation or other person ultimately in control of the Fund, any associate or minority-owned subsidiary of the Fund or any executive officer or director of any subsidiary of the Fund. Except as set forth in this Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our Trustees, executive officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender Shares in the immediate term. After completion of the Offer, the Fund intends to deregister under the 1940 Act and then convert to a private fund (See Section 2). In order to fund the Offer, the Fund issued convertible notes that will convert to membership interests in the Fund upon the Fund’s conversion to a private fund (See Section 7). Upon the conversion of the convertible notes, shareholders who did not tender will experience a decrease in their percentage ownership in the Fund. All Shares purchased by the Fund pursuant to the Offer will be retired and thereafter will be authorized and unissued shares.

Shareholders who tender their Shares should be aware that the NAV of the Fund may increase or decrease after the tender offer is complete. Tendering shareholders will not participate in any potential increases or decreases in the NAV of the Fund.

11. Certain Information about the Fund.

We are a Delaware statutory trust that operates as an internally managed registered closed-end management investment company. As an internally managed company, we are managed by our executive officers under the supervision of our Board and we do not depend on an external investment adviser. We have elected to be treated and intend to qualify each year as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Our investment objective is to maximize our portfolio’s long-term total return principally by seeking capital gains on our equity investments and secondarily through ordinary income from debt and debt-like investments in venture stage companies. We invest principally in equity securities, including common equity and preferred equity, and to a lesser extent in alternative financing strategies, such as convertible debt and preferred shares in connection with revenue sharing agreements, of what we believe to be rapidly growing venture stage companies. Our goal is for our investments to provide returns that are comparatively higher than returns on investments in publicly traded equity securities. Because most of the companies in which we will invest will be private, venture stage companies that are highly speculative and whose securities are illiquid, an investment in our shares involves substantial risk.

Our principal office is located at 175 S. Third, Suite 200, Columbus, Ohio 43215.

As stated in Section 2, the Fund intends to convert to a limited liability company, and operate as a private fund. The Fund intends to seek the same investment objective as a private fund.

12. Additional Information.

The Fund’s audited financial statements, and independent registered public accounting firm’s report thereon contained in the Fund’s annual report dated March 31, 2022, is incorporated herein by reference. The Fund’s annual report and semi-annual report are available upon request, without charge, by calling the Fund toll-free at (888) 484-1944.

13. Certain United States Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Shareholders whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by shareholders as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, business development companies, cooperatives, trusts and estates, persons who mark-to-market our Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, shareholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. This summary is included for general information only. Each Shareholder is urged to consult such Shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Shareholder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (1) an individual that is a citizen or a resident of the United States, (2) a corporation, or other entity treated as a corporation, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares should consult its tax advisers with respect to the purchase, ownership and disposition of such shares.

U.S. Shareholders.    The sale of Shares pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the shareholder or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Although it generally is anticipated that most shareholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, shareholders should consult their own tax advisors to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual shareholders is 20%. Specific limitations may apply to the deductibility of capital losses by a U.S. Shareholder. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer ordinarily will be disallowed to the extent a shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Fund pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the shareholder (or amounts credited to the shareholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a shareholder who sells Shares pursuant to the Offer will be taxable to the shareholder as a “dividend” to the extent of such shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the shareholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the shareholder’s adjusted tax basis in such case will be treated as taxable gain. If the amounts received by a tendering Shareholder are treated as a “dividend,” the adjusted tax basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such shareholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).

The Fund may be required to impose backup withholding at a rate of 24% on the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Fund a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer may contain forward-looking statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Fund, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Offer. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

January 20, 2023	ZELL CAPITAL